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                                                                 EXHIBIT 23(A)



                           INDEPENDENT ACCOUNTANTS'
                       CONSENT OF PRICE WATERHOUSE LLP



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                       [Price Waterhouse LLP letterhead]



February 16, 1996

To the Board of Directors
Graybar Electric Company, Inc.


In our opinion, the consolidated statements of income and retained earnings and cash flows for the year ended December 31, 1995 (appearing on pages 18 and 20 of the Graybar Electric Company, Inc. 1997 Annual Report to Shareholders which has been incorporated by reference in this Form 10-K Annual Report) present fairly, in all material respects, the results of operations and cash flows of Graybar Electric Company, Inc. and its subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Graybar Electric Company, Inc. for any period subsequent to December 31, 1995.




/s/ Price Waterhouse LLP
Price Waterhouse LLP
St. Louis, Missouri